UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2012 (January 20, 2012)

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA		95035
(Address of Principal Executive Offices)		(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On January 20, 2012, JDS Uniphase Corporation (the “Company”) entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $250 million revolving credit facility which will mature on January 20, 2017. At the election of the Company, the principal amount available under the Credit Agreement may be increased by up to an additional $100 million, which amount may be allocated as either an increase to the revolving loan commitments or as an add-on term loan, in each case subject to the conditions provided in the Credit Agreement. None of the lenders are currently obligated to provide such additional commitments or term loans. The Credit Agreement also permits (i) a sub-limit of $100 million to be borrowed in certain currencies other than U.S. dollars, (ii) a $25 million sub-limit for swing line loans, and (iii) a sub-limit for the issuance of letters of credit in an aggregate amount not to exceed $100 million.

While the revolving credit facility will be undrawn at the closing date, funds available under the facility, when drawn, may be used by the Company for general corporate purposes.

Borrowings under the revolving credit facility will bear an annual interest rate, at the Company’s option, equal to either (i) the Alternate Base Rate (as defined in the Credit Agreement) plus the applicable margin for alternate base rate loans, which ranges between 0.75% and 2.00% based on the Company’s leverage ratio or (ii) the Adjusted LIBO Rate (as defined in the Credit Agreement) plus the applicable margin for eurocurrency loans, which ranges between 1.75% and 3.00% based on the Company’s leverage ratio. The Company is required to pay a commitment fee on the unutilized portion of the facility of between 0.25% and 0.50% per annum based on the Company’s leverage ratio. Swing line loans under the Credit Agreement will bear interest at the Alternate Base Rate plus the applicable margin then in effect. As of the closing date, the applicable margin for alternate base rate loans was 0.75% and the applicable margin for eurocurrency loans was 1.75%.

Obligations under the Credit Agreement are guaranteed by certain wholly owned domestic subsidiaries of the Company (the “Guarantors”). The Company’s obligations under the Credit Agreement have been secured by substantially all of its and the Guarantors’ assets (subject to certain exclusions) pursuant to a pledge and security agreement (the “Security Agreement”) among the Company, the Guarantors and JPMorgan Chase Bank, N.A., as administrative agent. Pursuant to the Security Agreement, the Company and the Guarantors have agreed to pledge certain of their material subsidiaries’ equity interests and have agreed to maintain at least $200 million of cash and permitted investments in accounts which are subject to a tri-party control agreement.

The Credit Agreement contains various affirmative and negative covenants applicable to the Company and its subsidiaries, which include, among other things, restrictions on their ability to (i) incur additional indebtedness, (ii) make certain investments, (iii) acquire other entities, (iv) dispose of assets, (v) incur liens and (vi) make certain payments including those related to dividends or repurchases of equity. In addition, the Credit Agreement includes financial maintenance covenants, including a maximum senior secured leverage ratio, a maximum total leverage ratio, a minimum interest coverage ratio and the requirement to maintain minimum liquidity, in each case as further set forth in the Credit Agreement.

Obligations under the credit agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the agreement, subject, in some cases to grace periods and/or an opportunity to cure. Events of default include failure to pay any principal when due and payable, failure to pay interest within three (3) days when due, failure to comply with any covenant, representation or condition of any loan document, any change of control, cross-defaults, and certain other events as set forth in the Credit Agreement.

The descriptions of the Credit Agreement and the Security Agreement contained in this Current Report on Form 8-K are qualified in their entirety by reference to the complete text of the agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 20, 2012, the Company entered into a credit agreement governing a $250 million revolving credit facility. The disclosure required by this item is included above in Item 1.01 and is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1***	Credit Agreement dated January 20, 2012, among JDS Uniphase Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.2***	Pledge and Security Agreement dated January 20, 2012, among JDS Uniphase Corporation, certain subsidiary guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

[***]	A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Andrew Pollack
Andrew Pollack Vice President, General Counsel and Secretary

January 26, 2012